Exhibit 99

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-331-4967
(rsonenshein@stagestores.com)

Stage Stores Announces Participation in the 19th Annual ICR Conference

HOUSTON, TX, January 3, 2017 -- Stage Stores, Inc. (NYSE: SSI) today announced that the Company will be participating in the 19th annual ICR Conference in Orlando, FL at The Grand Lakes Orlando on Tuesday, January 10, 2017 with a fireside chat presentation at 10:30 am Eastern Daylight Time.

The audio portion of the fireside chat presentation will be webcast live through the Investor Relations section of the Company’s website (www.stagestoresinc.com) under the “Webcasts” caption. The materials management will reference at the conference will also be available in the Investor Relations section of the Company’s website. A replay of the fireside chat presentation will be available online for approximately 30 days.

About Stage Stores
Stage Stores operates 817 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.